Fund Reorganizations

The Fund was formed from the reorganizations of each of Brookfield Mortgage Opportunity Income Fund
Inc. (NYSE: BOI), Brookfield High Income Fund Inc. (NYSE: HHY), and Brookfield Total Return Fund Inc.
(NYSE: HTR) (collectively, the "Target Funds") into the Fund (each, a "Reorganization" and together, the
"Reorganizations"). As a result of the Reorganizations, common stockholders of HHY, HTR and BOI, respectively, received an amount of RA common shares equal to the aggregate net asset value of their holdings of HHY, HTR and BOI common shares, as applicable, as determined at the close of business on
December 2, 2016. As a result of the Reorganizations, the assets of the Target Funds were combined, and the stockholders of each Target Fund became stockholders of the Fund.

The Reorganizations were structured to qualify as tax-free mergers under the Internal Revenue Code for federal income tax purposes, and the Target Funds' stockholders will recognize no gain or loss for federal income tax purposes as a result. Prior to the closing of the Reorganizations, the Target Funds distributed all of their net investment income and capital gains, if any. Such a distribution may be taxable to the
Target Funds' stockholders for federal income tax purposes.

Investments

The cost, fair value and net unrealized depreciation of the investments of the Target Funds as of the date of the Reorganizations, were as follows:

                                             Brookfield
                                             Mortgage
                                             Opportunity     Brookfield      Brookfield
                                             Income          High Income     Total Return
                                             Fund Inc.       Fund Inc.       Fund Inc.
                                             (BOI)           (HHY)           (HTR)
                                             ------------    ------------    ------------
Cost of investments..........................$453,411,977    $283,749,408    $426,482,433
Fair value of investments.....................430,226,599     268,522,177     420,022,902
Net unrealized depreciation of investments...(23,185,378)    (15,227,231)    (6,459,531)

The components of net assets immediately before the Reorganizations were $1,109,664,809 for capital stock, $(7,767,981) for distributions in excess of net investment income, $(144,693,847) for accumulated net realized loss and $(44,872,140) for net unrealized depreciation.

For financial reporting purposes, assets received and shares issued by the Fund were recorded at fair value; however, the cost basis of the investments received from the Target Funds were carried forward by the Fund.

Share Transactions

The shares outstanding, net assets and NAV per share outstanding immediately prior to the
Reorganizations are as follows:

                                        Brookfield
                                        Mortgage                                        Brookfield
                                        Opportunity     Brookfield      Brookfield      Real Assets
                                        Income          High Income     Total Return    Income
                                        Fund Inc.       Fund Inc.       Fund Inc.       Fund Inc.
                                        (BOI)           (HHY)           (HTR)           (RA)         Total
                                        ------------    ------------    ------------    --------     ------------
Net assets..............................$372,873,573    $204,972,992    $334,484,276    $100,000     $912,430,841
Shares outstanding.......................22,713,931      25,532,427      13,961,565      4,000        62,211,923
NAV per share...........................$16.4161        $8.0279         $23.9575        $25.00        N/A
Exchange ratio...........................0.65664         0.32112         0.95830         N/A          N/A
Shares received post reorganizations.....14,914,876      8,198,973       13,379,368      4,000        36,497,217

The shares outstanding, net assets and NAV per share outstanding immediately after the
Reorganizations are as follows:

Net Assets(1).....................$912,423,899
Shares outstanding(1)..............36,496,937
NAV per share.....................$25.00
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(1) Fractional Fund shares were not issued in the Reorganizations and consequently cash was distributed for any such fractional amounts. $6,942 was distributed in cash for 280 shares.

Pro Forma Results of Operations

There are no pro forma results of operations to present for the Fund from the period January 1, 2016, the beginning of the Target Funds' current fiscal period, through December 5, 2016, as the Fund had not commenced operations prior to the closing of the Reorganizations.

Because the combined investment portfolios for the Fund has been managed as a single integrated portfolio since the Reorganizations were completed, it is not practicable to separate the amounts of revenue and earnings of the Target Funds that have been included in the Statement of Operations for the
Fund since the Reorganizations were consummated.

Costs and Expenses

The Adviser assumed expenses incurred in connection with the Reorganizations, including, but not limited to, costs related to the preparation and distribution of materials distributed to each Fund's Board, expenses incurred in connection with the preparation of the Reorganizations Agreements and the registration statement on Form N-14, the printing and distribution of this Joint Proxy
Statement/Prospectus and any other materials required to be distributed to shareholders, SEC and state securities commission filing fees and legal and audit fees in connection with the Reorganizations, legal fees incurred in preparing the Target Funds and the Fund's Board materials, attending the and Target
Funds and the Fund's Board meetings and preparing the minutes, auditing fees associated with Target
Funds and the Fund's financial statements, stock exchange fees, transfer agency fees, portfolio transfer taxes (if any) and any similar expenses incurred in connection with the Reorganizations.